Exhibit (h)(9)

NORTHERN FUNDS

AMENDED AND RESTATED SERVICE PLAN

Section 1.        Upon the recommendation of Northern Trust Investments, Inc. and/or The Northern Trust (together, “Northern”), any officer of Northern Funds (the “Trust”) is authorized to execute and deliver, in the name and on behalf of Northern Funds, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Board of Trustees (“Agreements”) with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship with the beneficial owners of: (a) Shares of each Fund of the Trust; and (b) Class I Shares of the Global Sustainability Index Fund, U.S. Quality ESG Fund and the Small Cap Core Fund the Trust (“Service Organizations”). Pursuant to such Agreements, Service Organizations shall provide the support services as set forth therein to their clients who beneficially own Shares or Class I Shares as applicable of any Fund offered by the Trust in consideration of a fee, computed monthly in the manner set forth in the Agreements, at an annual rate based on the services provided by the Service Organization, of up to .15% of the average daily net asset value of the Shares or Class I Shares beneficially owned by such clients. Northern and its affiliates are eligible to become Service Organizations and to receive fees under this Plan only with respect to the Shares class.

Section 2.        Northern shall monitor the arrangements pertaining to Northern Funds’ Agreements with Service Organizations in accordance with the Trust’s compliance policies and procedures for intermediary oversight to ensure that: (1) the services contracted for are being performed by the Service Organizations; (2) no distribution services are being paid for under the Plan or any Agreements; and (3) Service Organization invoices are accurate and correctly processed. The foregoing shall be supervised and overseen by the Trust’s Chief Compliance Officer. Northern shall not, however, be obliged by this Plan to recommend, and the Trust shall not be obliged to execute, any Agreement with any qualifying Service Organization.

Section 3.        So long as this Plan is in effect, Northern shall provide to Northern Funds’ Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made. If the Service Organization is also providing services primarily intended to result in the sale of Fund shares, such services and fees related thereto will be subject to a separate agreement between the Service Organization and Northern, as the Funds may not pay any distribution fees from their assets.

Section 4.        This Plan shall become effective immediately with respect to each particular Fund upon the approval of the Plan (and the form of Agreement attached hereto) by a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons,” as defined in the Investment Company Act of 1940 (the “1940 Act”), of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the “Disinterested Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Agreement).

Section 5.        Unless sooner terminated, this Plan shall continue until December 1, 2020 and thereafter shall continue automatically for successive annual periods provided such continuance is approved at least annually in the manner set forth in Section 4.

Section 6.        This Plan may be amended at any time with respect to any Fund by the Board of Trustees, provided that any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

Section 7.        This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

Section 8.        All expenses incurred by the Trust with respect to the Shares or Class I Shares, as applicable, of a particular Fund in connection with Agreements and the implementation of this Plan shall be borne entirely by such Fund.

Section 9.        This Plan was originally adopted by Northern Funds as of April 1, 1994 and amended on May 2, 2000, November 19, 2015, April 1, 2017 and February 13, 2020.

FORM OF NORTHERN FUNDS SERVICES AGREEMENT

THIS SERVICES AGREEMENT (Agreement) is made and entered into as of _________, 20__ (Effective Date), by and between __________________ (Intermediary), NORTHERN FUNDS and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as the investment adviser, for one or more of the funds of Northern Funds (each a Fund and collectively, the Funds), and acts as agent on behalf of the Funds, and its affiliate acts as the Funds’ transfer agent (Transfer Agent); and

WHEREAS, on the terms and conditions hereinafter set forth, Northern Funds wishes to retain intermediary to perform certain recordkeeping and related administrative services, including but not limited to sub-accounting, sub-transfer agency or similar recordkeeping services, shareholder or participant reporting and transaction processing and/or call-center support services (Administrative Services), with respect to and on behalf of Intermediary’s customers who purchase shares of the Funds through omnibus accounts maintained by Intermediary (Accounts) (including customers who are participants in retirement plans that make the Funds available as investment options and for which Intermediary serves as administrator) (Customers), and Intermediary is willing and able to furnish such services, and

NOW, THEREFORE, the parties agree as follows:

1.    Transactions in the Funds. Intermediary shall maintain one or more Accounts per Fund. Intermediary shall provide five (5) business days’ prior notice that Intermediary intends to open any additional Account(s) in a Fund. Northern Funds hereby authorizes Intermediary to accept purchase and redemption orders for each Account on the Fund’s behalf in accordance with the deadlines and other requirements applicable under this Agreement. Intermediary shall submit such purchase, exchange and redemption orders to the Transfer Agent on a net basis representing the aggregation of purchase and redemption orders for each Account received by it from Customers in accordance with applicable requirements of this Agreement. Intermediary, or to the extent any Account is held on behalf of a retirement plan (Plan), the Plan’s trustee or other designee, shall be the sole shareholder of record of Fund shares purchased through any Account pursuant to this Agreement (Record Owner). The Record Owner shall properly complete any applications or other forms required by Transfer Agent.

2.    Administrative Services. Intermediary agrees to provide Administrative Services, including but not limited to, those set forth in Schedule A for the benefit of Customers.

3.    Compensation. For its services under this Agreement, the Intermediary shall be entitled to the fees as set forth in Schedule B.

4.    Retirement Plan Services. If Intermediary has been retained by the sponsor of any Plan to provide Administrative Services on behalf of the Plan and the participants (Participants) under such Plan, Intermediary represents, warrants and agrees:

(a)    That an authorized fiduciary (Plan Fiduciary) with respect to the Plans has selected the Funds as investment options under the Plan;

(b)    (i) it has received all consents necessary with respect to the Plan to perform the activities conducted pursuant to this Agreement, including the fact that Intermediary will receive fees from Northern Funds and, if applicable, NTI for performing the Administrative Services, and that, in obtaining such consents, it has disclosed to the appropriate parties with respect to the Plan all material facts relating to such arrangement; and (ii) to the best of its knowledge, all of its instructions, communications and actions relating to a Plan will be and will have been duly authorized; and

(c)    it and its affiliates have not exercised investment discretion with respect to the selection of any Fund as an investment option under the Plan or the decision to invest the Plan’s assets in any Fund, which exercises of discretion is the responsibility of the Plan Fiduciary, and will only exercise discretion to the extent consistent with the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and the rules and regulations promulgated thereunder.

5.    NSCC. If Intermediary intends to clear trades through, and make use of, the National Securities Clearing Corporation’s (NSCC’s) Fund/SERV, the additional terms set forth in Schedule C shall apply.

6.    Processing and Timing of Transactions. If the use of NSCC is not operationally feasible, or the parties otherwise agree, Intermediary, NTI and Northern Funds agree to follow the procedures set forth in Schedule D in connection with the processing of transactions in the Accounts.

7.    Representations Regarding Funds and Shares. Neither Intermediary nor any of its officers, employees or agents may make any statement or representation regarding any Fund or its affiliates that are inconsistent with those contained in each Fund’s then-current prospectus and statement of additional information including any supplements thereto (collectively, Prospectus), shareholder reports and sales literature. Intermediary will use its best efforts to ensure that any information provided by or on behalf of the Funds or affiliates that is marked confidential, or otherwise indicates that it is intended for internal use only, is not distributed or made available to investors.

8.    Representations.

(a)    Intermediary represents, warrants and agrees that:

(i)    it (A) has the full power and authority to enter into this Agreement and perform all of its obligations hereunder; (B) this Agreement has been duly executed and delivered; (C) the performance of its obligations shall not conflict with any applicable material provision of its organizational documents; and (D) the performance of its obligations shall not contravene any Applicable Law (as defined herein);

(ii)    all purchases, redemptions and exchanges of shares issued by any Fund contemplated by this Agreement shall be effected in accordance with all laws, regulations and rules of self-regulatory or clearing organizations applicable to it in the performance of its obligations under this Agreement, and, to the extent applicable, the rules of the NSCC and ERISA (collectively, Applicable Law), as well as the terms of each Fund’s Prospectus, the operating procedures set forth in Schedule D) hereto, if applicable, and such other procedures and instructions as Transfer Agent or its designee may communicate to Intermediary from time to time;

(iii)    its internal control structure (Internal Control Procedures) over the processing and transmission of orders in proper form for purchases and redemptions of Fund shares contemplated by this Agreement is suitably designed to enforce any applicable deadlines for the submission of such orders that are set forth in each Fund’s Prospectus;

(iv)    it (A) has established policies and procedures designed to prevent and detect money laundering and to meet applicable anti-money laundering legal and regulatory requirements; (B) has procedures to ensure that none of the beneficial owners of Fund shares appear on or are covered by any lists of prohibited persons, entities, and jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC); (C) has identified, will continue to identify and will retain all documentation necessary to identify such beneficial owners and their sources of funds; and (D) does not believe, and will notify the Transfer Agent immediately if Intermediary has reason to believe, that anyone holding Fund shares through Intermediary is engaged in money-laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which Intermediary does business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC;

(v)    its activities conducted pursuant to this Agreement either (A) do not require Intermediary to register as a broker-dealer or transfer agent under the Securities Exchange Act of 1934, as amended (1934 Act), or (B) do require registration as a broker-dealer or transfer agent under the 1934 Act and Intermediary is duly registered as such;

(vi)    it has and will maintain adequate insurance coverage consistent with its duties and obligations under this Agreement;

(vii)    it will promptly notify NTI in the event that Intermediary is for any reason unable to perform any of its obligations under this Agreement; and

(viii)    none of the compensation received from Northern Funds under their Agreement shall be for distribution-related services.

(b)    Northern Funds represents, warrants and agrees that:

(i)    it (A) has the full power and authority to enter into this Agreement and perform all of its obligations hereunder; (B) this Agreement has been duly executed and delivered; (C) the performance of its obligations shall not conflict with any applicable material provision of its organizational documents; and (D) the performance of its obligations shall not contravene any Applicable Law;

(ii)    it has and will maintain adequate insurance coverage consistent with its duties and obligations under this Agreement.

(iii)    it is registered as an investment company pursuant to the Investment Company Act of 1940; and

(iv)    it will promptly notify Intermediary in the event that it or its agents are for any reason unable to perform any of its or their obligations under this Agreement.

(c)    NTI represents, warrants and agrees that:

(i)    it (A) has the full power and authority to enter into this Agreement and perform all of its obligations hereunder; (b) this Agreement has been duly executed and delivered; (C) the performance of its obligations shall not conflict with any applicable material provision of its organizational documents; and (D) the performance of its obligations shall not contravene any Applicable Law (as defined herein);

(ii)    it has and will maintain adequate insurance coverage consistent with its duties and obligations under this Agreement; and

(iii)    it will promptly notify Intermediary in the event that Intermediary is for any reason unable to perform any of its obligations under this Agreement.

9.    Compliance Matters and Controls.

(a)    Intermediary agrees to comply with all Applicable Law, as well as the terms of each Fund’s Prospectus, the operating procedures set forth in Schedule D hereto, if applicable, and such other procedures and instructions as the Transfer Agent or its designee may communicate to Intermediary from time to time.

(b)    Intermediary agrees to review at least annually the adequacy of its Internal Control Procedures and will change and modify them as necessary to maintain their adequacy.

(c)    Upon request, Intermediary shall promptly provide NTI such documentation regarding its “know your customer” and anti-money laundering policies and/or evidencing the identity of the beneficial owners of Fund shares as is necessary to permit the Funds to comply with applicable “know your customer” and anti-money laundering laws and regulations. Intermediary agrees to monitor for suspicious transactions and to assist NTI and the Funds in monitoring for such transactions upon request by NTI.

(d)    Intermediary represents, warrants and agrees that it has instituted compliance policies and procedures reasonably designed to detect and deter transactions that are inconsistent with the terms and conditions of each Fund’s Prospectus, including those provisions relating to frequent trading and late trading. Intermediary agrees to cooperate fully with any and all efforts by NTI, to assure itself that Intermediary has implemented effective compliance policies and procedures administered by qualified personnel including, without limitation: (i) permitting NTI to become familiar with Intermediary’s operations and understand those aspects of its operations that expose the Funds to compliance risks; (ii) permitting NTI to maintain an active working relationship with Intermediary’s compliance personnel; (iii) providing NTI with periodic and special reports in the event of compliance problems; (iv) providing NTI with such certifications as they may require on a periodic or special basis; (v) making Intermediary’s personnel and applicable policies and procedures available to such audit personnel as NTI may designate to audit the effectiveness of Intermediary’s compliance controls; (vi) transmitting to NTI such information concerning the Customers as the Funds shall reasonably conclude is necessary to enable the Funds to comply with applicable state Blue Sky laws; and (vii) maintaining and preserving all records necessary to demonstrate compliance with the terms of this Agreement, including records demonstrating the time when each order for purchases and redemptions of Fund shares contemplated by this Agreement was received by Intermediary.

(e)    Intermediary agrees that it will only place purchase orders for Fund shares on behalf Customers whose address recorded on Intermediary’s books is in jurisdiction(s) in which NTI has notified Intermediary that the Fund’s shares may be offered and sold under Applicable Law. Intermediary shall immediately cease offering shares of a Fund in any jurisdiction(s) where NTI has notified Intermediary that Intermediary should cease offering the Fund’s shares in such jurisdiction(s).

10.    Shareholder Information. The terms of Schedule 22c-2 hereto are incorporated herein by reference.

11.    Use of Names. Except as otherwise expressly provided for in this Agreement, Intermediary shall not use any trademark, trade name, service name, service mark or logo of NTI, the Funds, or their affiliates, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of the party whose trademark, trade name, service mark or logo the Intermediary proposes to use.

12.    Indemnity.

(a)    Intermediary agrees to and does release, indemnify and hold NTI and the Funds and each of their affiliates, directors, officers, employees and agents and each person who controls them (Fund Indemnitees), harmless from and against any and all direct or indirect liabilities, losses, claims, damages, liabilities and expenses (including reasonable attorney’s fees) the Indemnitees incur (Losses) insofar as such Losses arise out of or are based upon (i) Intermediary’s negligence, willful misconduct or violation of Applicable Law in the performance of Intermediary’s duties and obligations under this Agreement, or (ii) any material breach by Intermediary of any of its representations, warranties, or covenants in this Agreement. Intermediary shall reimburse the Fund Indemnitees for any legal or other expenses reasonably incurred by such Fund Indemnitees in connection with investigating or defending against such Losses.

(b)    NTI agrees to and does release, indemnify and hold Intermediary and its affiliates, directors, officers, employees and agents and each person who controls them (Intermediary Indemnitees), harmless from and against any and all Losses insofar as such Losses arise out of or are based upon (i) NTI’s negligence, willful misconduct or violation of Applicable Law in the performance of its duties and obligations under this Agreement, or (ii) any material breach by the NTI or any of its representations, warranties or covenants in this Agreement. NTI shall reimburse the Intermediary Indemnitees for any legal or other expenses reasonably incurred by such Intermediary Indemnitees in connection with investigating or defending against such Losses.

(c)    Notwithstanding Section 12(a) and (b), neither party to this Agreement shall be liable to the other party for any punitive, incidental, indirect or consequential damages of any kind in connection with this Agreement.

13.    Privacy and Confidential Information.

(a)    Confidential Information means this Agreement and all proprietary information, data, trade secrets, business information and other information of any kind which (i) a party (Discloser) discloses to the other party (Recipient) or to which Recipient obtains access in connection with this Agreement and (ii) relates (A) to the Discloser, (B) regardless of the Discloser, to NTI, the Funds, or their affiliates, or (C) to third-party suppliers or licensors who have made confidential or proprietary information available.

(b)    The Recipient shall not disclose or use Confidential Information other than in the course of ordinary business to carry out the purpose for which the Confidential Information was provided to the Recipient. The Recipient also shall not disclose Confidential Information on other than a “need to know” basis and then to: (i) Recipient’s employees officers, or agents; (ii) affiliates of Recipient provided they shall be restricted in use and redisclosure to the same extent as Recipient; or (iii) carefully selected subcontractors that have entered into confidentiality agreements no less restrictive than the terms of this Agreement; or pursuant to the exceptions set forth in 15 U.S.C. § 6802(e) and associated regulations. Prior to any disclosure of Confidential Information as required by law, the Recipient shall (i) notify the Discloser of any actual or threatened legal compulsion of disclosure and any actual legal obligation of disclosure immediately upon becoming so obligated and (ii) cooperate with the Discloser’s reasonable, lawful efforts to resist, limit or delay disclosure. Nothing in this Section 13 shall require any notice or other action by the parties or their respective affiliates in connection with requests or demands for Confidential Information by applicable regulators.

(c)    These confidentiality obligations do not apply to information which: (i) Recipient already rightfully possesses when disclosed by Discloser; (ii) Recipient independently develops; (iii) becomes publicly known other than by breach of this Section 13; or (iv) Recipient rightfully receives from a third party without the obligation of confidentiality.

(d)    Intermediary acknowledges that NTI, the Funds and their affiliates must comply with the information security standards of the Gramm-Leach-Bliley Act (15 U.S.C. §§ 6801, 6805(b)(1)) and the regulations promulgated thereunder and with the other statutory and regulatory requirements, as well as NTI’s internal information security program. Intermediary will reasonably assist NTI in complying and conforming with NTI’s information protection policies. NTI will inform Intermediary of its requirements in this regard.

14.    Termination; Withdrawal of Offering.

(a)    Any party may, in its sole discretion, terminate this agreement in its entirety with a minimum of thirty (30) days’ prior written notice to the other party, commencing from the date of receipt of such notice. Upon termination of this Agreement, purchases of the Funds pursuant to this Agreement shall no longer be permitted through the Intermediary with respect to the Account(s) that are the subject of the termination. Notwithstanding the foregoing, the Agreement may be terminated by the non-breaching party immediately following failure by the breaching party to cure a material breach of this Agreement within thirty (30) days of receiving notice of such breach from the non-breaching party.

(b)    NTI and each Fund reserve the right, without prior notice, to suspend sales of the Fund’s shares, in whole or in part, or to make a limited offering of the Fund’s shares in the event that (i) any regulatory body commences formal proceedings against NTI, the Fund or Intermediary, which proceedings NTI and the Fund believe will have a material adverse impact on the activities conducted pursuant to this Agreement or (ii) in the judgment of NTI or the Fund, declining to accept any additional instructions for the purchase of the Fund’s shares is warranted by market, economic or political conditions.

15.    Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

16.    Survival. The provisions of Section 11 (Use of Names), Section 12 (Indemnity), Section 13 (Privacy and Confidential Information) and Section 14(b) (Termination; Withdrawal Offering) of this Agreement shall survive termination of this Agreement.

17.    Entire Agreement; Prior Agreements Terminated. This Agreement (including the Schedules hereto) constitutes the entire agreement between the parties with respect to the matters dealt with herein. Any agreements, oral or written, by and between Transfer Agent or any of its affiliates and Intermediary effective prior to the Effective Date, which relate to the subject matter of, or services contemplated under, this Agreement (including all Schedules hereto) are terminated as of the Effective Date.

18.    Amendment; Assignment. Except as otherwise provided herein, this Agreement may not be amended except by a writing signed by each of the parties hereto. Notwithstanding the foregoing, the parties may agree to amend any Schedule hereto provided that any amended Schedule shall be signed and dated by all parties, and any material changes to fees or terms shall be provided to the Board of Trustees of Northern Funds for its review and approval prior to its execution. This Agreement may not be assigned, either in its entirety or in part, except to affiliates, by either party without the written consent of the other party. All provisions of the Agreement shall remain in effect in the event of a Fund name change.

19.    Force Majeure. In the event that any party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terror, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other parties for any damages resulting from such failure to perform or otherwise from such causes.

20.    Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, electronic transmission, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To Intermediary:

( ) - (phone number)

( ) - (facsimile number)

Attn:

To Northern Funds or NTI:	Northern Trust Investments, Inc.

50 South LaSalle Street

Chicago, IL

Attn:

( ) - (phone number)

( ) - (facsimile number)

Any notice, demand or other communication given in a manner prescribed in this Section 20 shall be deemed to have been delivered upon receipt.

21.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

22.    Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.    Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to conflict of laws principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

INTERMEDIARY	NORTHERN FUNDS

By:	By:

Name:	Name:

Title:	Title:

NORTHERN TRUST INVESTMENTS, INC.

By:

Name:

Title:

Effective Date:

Intermediary, please check one of the following boxes.

Intermediary is:

☐   A transfer agent registered under the 1934 Act.

☐   A broker-dealer registered under the 1934 Act.

☐   A “bank” within the meaning of the 1934 Act.

☐   Not a “bank” within the meaning of the 1934 Act and not required to register either as a transfer agent or a broker-dealer under the 1934 Act.

Please execute this Agreement in duplicate

And return both copies to NTI

Schedule A

ADMINISTRATIVE SERVICES

Pursuant to the Agreement to which this is attached, Intermediary shall perform Administrative Services for its Customers including, but not limited to, as set forth below. Where the Intermediary holds Fund shares on behalf of a Plan, Customer shall also mean the Plan to the extent necessary to ensure compliance with Applicable Law.

1.    Intermediary shall maintain separate records for each Customer; which shall reflect the shares purchased and redeemed and share balances of such Customer.

2.    Intermediary shall disburse or credit to Customers all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.    Intermediary shall prepare and transmit to Customers, as required by law or the applicable Plan, periodic statements showing the total number of shares owned by such Customers as of the statement closing date, purchases and redemptions of Fund shares by Customers during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares,) and such other information, e.g., confirmations of purchases, redemptions and exchanges, as may be required from time to time.

4.    Intermediary shall distribute to Customers, as appropriate, copies of the Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders. The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Funds to Customers shall be paid by Intermediary and shall not be the responsibility of Northern Funds.

5.    Intermediary shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services.

6.    If Intermediary, a Plan trustee or a nominee or designee of either of them is the Record Owner for an Account, Intermediary shall vote (or shall cause its nominee to vote) shares (a) as directed by Customers, or (b) in the case of shares held on behalf of Participants: (i) as directed by the applicable investment fiduciary for Participant’s Plan, or (ii) if required by the Plan’s governing documents, as directed by Participants. Intermediary shall use best efforts to vote all shares owned on behalf of such Customers or Plans and/or Participants. If Customers or Participants are themselves the shareholders of record, Intermediary shall pass through voting rights to such Customers or Participants who shall vote their own shares, absent a written Agreement between such Customers or Participant and Intermediary or its nominee or designee.

7.    Intermediary shall prepare, file or transmit all federal, state and local government information, reports and returns as required by Applicable Law (including the Internal Revenue Code) with respect to each Account, as well as with respect to each Customer.

Schedule B

FEE SCHEDULE: NORTHERN FUNDS

In consideration of the Administrative Services provided by Intermediary pursuant to the Agreement to which this Schedule is attached, Northern Funds and Northern Trust Investments, Inc. shall pay Intermediary from its Service Plan as follows:

Fund#	CUSIP#	Redemption Fee	NASDAQ	Fund Name	Funds with Networked Fee	Funds with Omnibus Recordkeeping Fee
602	665162202	None	NOIEX	Income Equity – Shares
603	665162400	None	NOSGX	Small Cap Value – Shares
605	665162806	None	NOFIX	Fixed Income – Shares
606	665162889	None	NOUGX	U.S. Government – Shares
607	665162863	None	NOTEX	Tax-Exempt – Shares
608	665162871	None	NOITX	Intermediate Tax-Exempt – Shares
609	665162509	Yes 2%*	NOIGX	International Equity – Shares
618	665162772	None	NOSIX	Stock Index – Shares
620	665162756	None	NSIUX	Short-Intermediate U.S. Government – Shares
621	665162749	None	NCITX	California Intermediate Tax-Exempt – Shares
622	665162764	None	NOAZX	Arizona Tax-Exempt – Shares
623	665162731	None	NCATX	California Tax-Exempt – Shares
624	665162723	None	NSIDX	Small Cap Index – Shares
626	665162681	None	NHYMX	High Yield Municipal – Shares
627	665162699	Yes 2%*	NHFIX	High Yield Fixed Income – Shares
628		None	NSGRX	Small Cap Core – Class I Shares
629	665130100	None	NOMIX	Mid Cap Index – Shares
630	665130209	Yes 2%*	NOINX	International Equity Index – Shares
632	665162632	None	NOLVX	Large Cap Value – Shares
635	665162590	None	NOLCX	Large Cap Core – Shares
636	665162582	Yes 2%*	NOEMX	Emerging Markets Equity Index – Shares
637	665162558	Yes 2%*	NMIEX	Active M International Equity –Shares
640	665162541	Yes 2%*	NGREX	Global Real Estate Index – Shares
641	665162533	None	NOBOX	Bond Index – Shares
643	665162525	None	NSITX	Short-Intermediate Tax-Exempt – Shares
644		Yes 2%*	NSRIX	Global Sustainability Index – Class I Shares
646	665162475	Yes 2%*	NMMGX	Multi-Manager Global Real Estate – Shares
647	665162483	Yes 2%*	NMMEX	Active M Emerging Markets Equity – Shares
648	665162467	Yes 1%**	NUSFX	Ultra-Short Fixed Income – Shares
649	665162459	Yes 1%	NTAUX	Tax-Advantaged Ultra-Short Fixed Income – Shares
650	665162442	Yes 2%*	NMHYX	Multi-Manager High Yield Opportunity – Shares
654	665278396	None	BBALX	Global Tactical Asset Allocation
655	665162384	Yes 2%*	NMFIX	Multi-Manager Global Listed Infrastructure – Shares
656	665162350	None	BTIAX	U.S. Treasury Index – Shares
657	665162376	None	NOCBX	Core Bond – Shares
658	665162368	None	BSBAX	Short Bond – Shares
		None		U.S. Quality ESG Fund – Class I Shares
		Yes 2%*	NENGX	Northern Engage360™ Fund – Shares
		Yes 2%*	NMEDX	Multi-Manager Emerging Markets Debt Opportunity Fund

* Fee applies if shares sold in under 30 days of initial purchase.

** Fee applies if shares sold in under 90 days of initial purchase.

Basis of Payment and Calculation of Invoice: The annual servicing fee shall be calculated based on the average daily net asset value of Fund shares held in the Accounts. Intermediary shall calculate this payment at the end of each calendar [month/quarter] and shall forward an invoice to Transfer Agent. Such invoice at a minimum shall designate the Funds in which assets are held and shall identify: (1) the Account number(s) for each Plan, if applicable; (2) the average daily net asset value of Fund shares held in the Account(s) on which the fee is paid; and (3) the amount of the fee. Transfer Agent shall make such payment to Intermediary via check as soon as practicable after receipt of the invoice. Failure to submit such invoice to Transfer Agent within 60 days of quarter end may result in Transfer Agent’s inability to pay Intermediary for Administrative Services provided during such [month/quarter]. Intermediary agrees, upon NTI’s reasonable request, to make available written documentation supporting Intermediary’s invoice.

Schedule C

NSCC PROVISIONS

1.    Intermediary represents, warrants and agrees that it has access to Fund/SERV and Networking or has such access through its affiliates.

2.    Intermediary agrees (a) to perform any and all duties, functions, procedures and responsibilities assigned to them by NSCC rules, procedures or other requirements relating to Fund/SERV, Defined Contribution Clearance & Settlement (DCC&S), and Networking, as applicable, in a competent manner; (b) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (c) that any information provided through Fund/SERV, DCC&S, or Networking will he accurate, complete, and in the format prescribed by the NSCC; and (d) to adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV, DCC&S, or Networking and to limit the access to and the inputting of data into, Fund/SERV, DCC&S, and Networking to persons specifically authorized to do so.

3.    If applicable, Intermediary may act through the Networking channels and Fund/SERV without supporting documentation from the beneficial owners of Fund shares as contemplated by the standard NSCC Bi-lateral Networking Agreement, provided as follows:

(a)    Intermediary shall provide all necessary, requested, updating and reconciling information to ensure the accuracy of records and to enable Transfer Agent to maintain an accurate cross-reference file between its records (including those relating to the identification of Plans, if applicable) and the Fund account records (including those relating to the identification of Customers, if applicable), which shall remain the official records of all Fund shareholder accounts. Intermediary agrees that the Funds will not be responsible for changes to the latter’s records until a reasonable time after the Transfer Agent’s receipt from Intermediary of such changes.

(b)    Intermediary shall promptly provide Transfer Agent with all applicable information regarding adverse claims, governmental and legal inquiries and correspondence.

(c)    Intermediary shall report to Customers or Plans all information the Funds must report on shareholder confirmations or otherwise under any Applicable Law or the terms of the Prospectus or which Transfer Agent or the Funds provide to Intermediary for the purpose of providing such information to Customers or Plans. Such reporting shall be complete, accurate and timely.

(d)    Intermediary shall ensure that cash distributions are promptly and accurately paid to Customers or Plans, and Intermediary shall be solely responsible for any liabilities arising from payments repotted as lost, stolen or forged by a Customer or a Plan.

Schedule D

OPERATING PROCEDURES

(a)    Intermediary and NTI each represent that it is a member of the National Securities Clearing Corporation (“NSCC”) and each agrees that the terms and conditions of NSCC membership shall be incorporated herein. Each party shall act according to its duties as a NSCC member and the procedures established by the NSCC, specifically with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Fund shares.

(b)    On each day the New York Stock Exchange (the “Exchange”) is open for business (each a “Business Day”), the Intermediary may receive Instructions (“Instructions”) from customers, for the purchase or redemption of shares of the Funds based solely upon receipt of Instructions from Customers prior to the Close of Trading on the Business Day. Instructions in good order received by the Intermediary prior to 3:00 p.m. Central time on any given Business Day, or earlier if the Exchange closed earlier than 3:00 p.m. Central time on any given business Day the (“Trade Date”) and transmitted to the NSCC no later than 5:00 a.m. Central time on the Business Day following the Trade Date (“TD+1”), will be executed by Northern Funds at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

(i)    It is understood by the parties that all Instructions from the Customers shall be received and processed by the Intermediary in accordance with its standard transaction processing procedures that apply to all investment options offered. Intermediary shall maintain records sufficient to identify the date and time of receipt of all Customer transactions involving the Funds and shall make such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the funds, by appropriate governmental authorities. Under no circumstances shall the Intermediary change, alter or modify any Instructions received by it in good order.

(ii)    Each transmission of Instructions by the Intermediary of a net purchase or redemption instruction relating to a particular Fund and a Business Day shall constitute a representation and covenant by the Intermediary that such net purchase or redemption Instruction was based on Customer transactions received by the Intermediary prior to the Close of Trading (and prior to the time the Share Price for each Fund was determined on such Business Day) and that each net purchase or redemption Instruction included all Customer transactions so received by the Intermediary. All Instructions will be communicated in U.S. dollars.

(iii)    In the event that NSCC systems are not functioning on a given Business Day, Intermediary will transmit the net purchase or redemption Instructions to NTI via facsimile transmission no later than 7:30 a.m. Central time on TD+1. Following the completion of the transmission of any Instructions by the Intermediary to NTI pursuant to this section (b) (iii), NTI will verify via a method acceptable to both parties that the Instruction was received.

(c)    By no later than 7:00 p.m. Central time on each Business Day (“Price Communication Time”), the Funds’ sub-administrator will use its best efforts to communicate to Intermediary via a mutually agreed upon electronic trading platform and pricing, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of income funds, the daily accrual for interest factor (mil rate), determined at the Close of Trading on that Business Day.

(d)    Net purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures. In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Instructions, Intermediary shall wire payment, or arrange for payment to be wired by Intermediary’s designed bank, in immediately available funds, to a Fund custodial account or accounts designated by NTI; and (2) for net redemption Instructions, NTI shall wire payment or arrange for payment to be wired, in immediately available funds, to an account designed by Intermediary. Such wires must be received no later than the close of the Federal Bank on the Business Day such Instructions are received by NTI in accordance with paragraph (b) above.

(e)    Intermediary shall be solely responsible for the accuracy of any Order transmitted to NTI via NSCC systems or otherwise and the transmission of such Order shall constitute Intermediary’s representation to NTI that the Order is accurate, complete and duly authorized by Customers whose Fund shares are the subject of the Order. Intermediary shall assume responsibility for any loss to NTI or to a Fund caused by a cancellation or correction made subsequent to the date as of which an Order has been placed that was caused or initiated by Intermediary, and Intermediary will immediately pay such loss to NTI or such Fund upon notification. Intermediary agrees to indemnify and hold NTI and the Funds harmless with respect to any such losses including losses resulting from Orders involving investments in incorrect Funds or caused by a cancellation or correction to previously submitted Orders.

In the event of any pricing error which is (i) caused by NTI or its affiliate, NTI shall (A) make any adjustments required by its fund error policy (“Error Policy”) to correct such error on its accounting system, (B) shall provide prompt notice of any such adjustments to Intermediary, (C) to the extent required by the Error Policy, reimburse the Customer for any losses or reasonable costs incurred directly as a result of the error, and (D) consistent with its Error Policy, reimburse Intermediary for any losses or reasonable costs incurred directly as a result of the error, provided, however, that such reimbursement shall in no event exceed $5,000 per pricing error.

(f)    Each party shall notify the other of any errors or omissions in any information including the net asset value and distribution information set forth above, and interruptions or delay or unavailability of, the means of transmittal of any such information as promptly as possible. Intermediary agrees to maintain reasonable errors and omissions insurance coverage commensurate with Intermediary’s responsibilities under this Agreement.

Schedule 22c-2

As used in this Schedule 22c-2, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Intermediary” shall mean (i) any broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; and (ii) in the case of a participant-directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records.

The term “Fund” shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940, as amended (“1940 Act”) and includes (i) an investment adviser to or administrator for the Fund, (ii) the principal underwriter or distributor for the Fund, or (iii) the transfer agent for the Fund (“Fund Agent”). The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

Shareholder Information

a.

Agreement to Provide Information. Intermediary agrees to provide a Fund, Fund Agent or its affiliates or designee promptly upon written request, the taxpayer identification number (“TIN”), if known, the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) associated with the Shareholder, if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

i.

Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

ii.

Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund, Fund Agent or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on Intermediary’s books and records, Intermediary agrees to: (i) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

iii.

Limitations on Use of Information. The Fund and Fund Agent agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

b.

Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

i.

Form of Instructions. Instructions must include the TIN, ITIN or GII and the participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

ii.	Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

iii.

Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund and Fund Agent that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

c.	Definitions. For purposes of this Schedule 22c-2:

i.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

ii.	The term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

iii.	The term “written” includes electronic writings and facsimile transmissions.